                                                                    Exhibit 99.1

                                 Conference Call

                                December 21, 2005

Good morning.

This is Merrill  Sherman,  President and CEO of Bancorp  Rhode Island,  Inc. I'd
like to welcome you to our conference call.

With me is the Company's CFO and Treasurer, Linda Simmons.

During this conference call, we may make  forward-looking  statements within the meaning of the Securities and Exchange Act of 1934.  These  statements are based on our present beliefs and are necessarily based on certain  assumptions,  which are subject to risk and uncertainty.  Actual results may differ  materially from those discussed here. More information on these risk factors can be found in the
Company's filings with the Securities and Exchange Commission.

Thank you for joining us.

We are here today to  provide  earnings  guidance  to you in order to bring your expectations  in line with our plans. I will talk about our margin,  discuss the financial  implications  of the same and also,  talk  about what we are doing to improve  our  earnings.  After my  comments,  Linda and I will be  available  to respond to questions.

Like  any  number  of  financial  institutions,  Bank  Rhode  Island  is  facing significant  margin  pressure in this  environment.  That  pressure will have an adverse impact on 2006 earnings, since we are highly margin dependent.

Our anticipated margin for 2005 is approximately  3.36%. For 2006, we anticipate the margin will decline to approximately 3.17%.

To put these changes in context, our margin was 3.44% in 2004.

For those of you who follow us, you may have noticed that the Bank's  margin has declined  throughout  the year.  The  decline  has  continued  into the  current quarter.

Additionally,  as you can see from the guidance I am providing,  our projections for next year do not show relief.

Several factors contribute to the margin decline.  From a franchise  perspective the  largest  factor is that the  Bank's  deposit  mix has  changed  and is more heavily CD  weighted.  While year to date we have  experienced  some DDA growth,
combined   NOW/savings   account   balances  have  declined.   The  consumer  is
demonstrating  a marked  preference for CD's.  While these are obviously  higher cost  funds,  our goal is to  continue  to  attract  and retain  these  customer relationships by pricing competitively.

Another contributing factor to the margin decline is the $100MM leverage program entered into in 2005 to offset the EPS dilution of the common stock offering. We have completed  $90MM of the program and only have $10MM  remaining to leverage.
As a  result,  the bulk of the  impact of this  program  on the  margin  will be reflected by the end of this year.

Overall, we estimate the earnings implications as follows:

-    As of September 30, 2005, nine month net income was $7.3 million, $1.58 per share.  Our estimate for the full year 2005 is net income of  approximately
     $9.4 million to $9.6 million for 2005,  and EPS of  approximately  $2.11 to
     $2.14 per share.  In this  context,  there is one caveat to the guidance we are providing.

-    We are  monitoring a situation  that could result in an  impairment  charge related to the  unauthorized  actions  of a former  employee.  Our  maximum exposure is $1.4MM and we believe that this exposure may decline over time.
     Although we cannot presently determine whether any charge will be required, and if so, the amount,  we felt that in the context of providing  guidance, it was  appropriate  to advise  you of this  possibility.

-    For 2006, we believe net income will be approximately  $8.9 million to $9.1 million  and  earnings  per share will range  from  approximately  $1.77 to
     $1.81.

-    The margin is projected to be almost 20 bps lower next year than this year.
     On a projected  average balance sheet,  that translates into  approximately
     $2.9 million pretax income or $1.9 million after-tax. It is clear that this decline in margin is the key driver of the projected net income decline.

I also want to talk  about what we are doing to address  these  challenges.  Our efforts are directed in three main areas.  The first is a focus on  efficiencies and expense controls, the second is a renewed emphasis on execution of our basic business plans, and third is to maintain a prudent  discipline on the credit and interest rate risk fronts.

Let's  talk  first  about  expense  controls.  As you  know,  BankRI  has undertaken an ambitious de novo  branching  program.  We have under contract and are currently developing two sites, one in Pawtucket, the other in Narragansett.
We had  intended to open new  branches at these sites in 2006.  We have made the decision to defer opening  those two branches  until 2007. We like the locations and want to both expand and deepen our footprint.  However, like other banks, we have experienced an increase in the cost of branching.

I am not talking  about  increase in the site costs or the  construction  costs.
Rather,  in this rate  environment,  new  branches  will  take  longer to become profitable.  The  mix of  the  deposits  that  we are  currently  attracting  is different  from what we  originally  projected;  namely,  there is a greater  CD component, contributing to a lower margin. Both these factors result in a longer time  for any new  branch  to reach  profitability.  We are  going to give  more
"seasoning" time to our three newest branches, namely, those in North Kingstown,
Lincoln and East Greenwich before bringing additional new branches online. North
Kingstown opened in April 2004,  Lincoln in April 2005 and East Greenwich in May
2005.  We are pleased  with the progress at each of these  branches,  but all of them will take longer to get into the black than we originally anticipated.

On  the  operations  and  administrative  side,  we  will  be  looking  to  gain efficiencies  over the course of the year. We are a relatively  young franchise, we have invested in technology  and we are going to seek to apply  technology to operate more  efficiently.  As you are aware, the Bank has a new Chief Operating
Officer, Jeff Angus. Jeff was the former Chief Technology Officer of New England
Business  Service.  His skill set is to apply  technology to reach effective and efficient business  solutions,  and he will be of great assistance to facilitate streamlining our processes and lowering costs. We anticipate  reducing headcount moderately  as a result of attrition  over the course of the year.

However,  we will continue to hire in revenue  generating areas and other select positions that we consider essential to grow the franchise.

Let me talk about executing on our business  plan.  In 2005, there were a number of special  opportunities  that we moved to capitalize  on. They included the  common  stock  offering,  the two branch  openings  that I  mentioned,  the acquisition  of  Macrolease  (our  first  acquisition  - that of a small  ticket equipment leasing company) and the formation of the Private Bank.  Additionally, we had  executive  management  turnover  at the CFO and COO ranks.  All of these matters  required senior  management time and attention.  2006 will be a year in which we seek to  consolidate  the gains we have made and focus on  growing  our basic business in the same way that we have done successfully in previous years.

Finally,  I want to talk about our future.  We have attracted some great talent, and I am more enthusiastic than ever about our management team. We will continue to seek to attract outstanding talent to grow this franchise.  We know that this franchise is an attractive one in a very attractive market. The bank has a solid footprint and is well-positioned to take advantage of market  opportunities.  We will continue to take only prudent credit and interest rate risks,  and maintain what we regard as a conservative  profile. We expect to renew our focus in 2006, execute better and smarter and continually look to improve earnings.

Thank you, and I would be happy to respond to any questions you may have.